NEWS RELEASE

Contacts:
Main Street Capital Corporation
Todd A. Reppert, President and CFO
treppert@mainstcapital.com
713-350-6000

Dennard Rupp Gray and Easterly, LLC
Ken Dennard
ksdennard@drg-e.com / 713-529-6600
Augustine Okwu
gokwu@drg-e.com / 404-532-0086

Main Street Capital Receives Exemptive Order from the SEC Relating to Co-Investments with
Affiliates

HOUSTON, TX, June 5, 2008 – Main Street Capital Corporation (NASDAQ – GS: MAIN) (“Main Street”) today announced that it has received an exemptive order (the “Order”) from the Securities and Exchange Commission (“SEC”) to permit co-investments in portfolio companies among Main Street and certain of its affiliates pursuant to the terms and conditions of the Order. The conditions of the Order generally provide that Main Street may co-invest with its affiliates as long as, among other things: the co-investments are made at the same time; are based upon identical financial terms; and are consistent with relative allocation percentages approved by the independent members of Main Street’s Board of Directors. Pursuant to the Order, Main Street and its wholly owned subsidiaries will generally co-invest in new portfolio investments with Main Street Capital II, LP, a Small Business Investment Company fund managed by Main Street and its management team. The SEC’s issuance of the Order provides Main Street with expanded capacity and flexibility relating to its investment and operational objectives.

ABOUT MAIN STREET CAPITAL CORPORATION
Main Street (www.mainstcapital.com) is a principal investment firm that provides long-term debt and equity capital to lower middle market companies. Main Street’s investments are generally made to support management buyouts, recapitalizations, growth financings and acquisitions of companies that operate in diverse industry sectors and generally have annual revenues ranging from $10 to $100 million. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one-stop” financing alternatives to its portfolio companies.

FORWARD-LOOKING STATEMENTS
This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Main Street’s control, and that Main Street may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and Main Street undertakes no obligation to update any such statement now or in the future.

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